EXHIBIT 99.1
Hayes Lemmerz Reports 18% Sales Gain, 23% Higher Adjusted EBITDA, Nearly Double Core Operating Earnings, and Improved Free Cash Flow and Liquidity for 2007
Fiscal Fourth Quarter Results Also Improved Significantly Versus Year Earlier Quarter
NORTHVILLE, Mich., April 10, 2008 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today reported substantially higher sales, Adjusted EBITDA, core operating earnings, free cash flow, and liquidity for the 2007 fiscal year ended January 31, 2008. Fourth quarter results also showed similar improvement compared with the year earlier quarter.
“Hayes Lemmerz made great progress in fiscal 2007 despite difficult market conditions,” said Curtis J. Clawson, President, CEO and Chairman of the Board. “We extended our global lead in wheel manufacturing and further diversified our customer and geographic bases to better insulate us from market downturns. Additionally, we met our revenue, Adjusted EBITDA and free cash flow guidance to the investment community.”
“By restructuring our balance sheet through a successful equity rights offering and divesting non-core assets, we were able to make key capital investments that more sharply focused us on our core wheel business. We believe those strategic initiatives, combined with continuing operational improvements, position us for further growth in 2008,” he said.
Annual Results
For the 2007 fiscal year, the Company reported sales of $2.13 billion, up $330 million or 18.3% from $1.80 billion a year earlier. Adjusted EBITDA for the year was $192 million, up $35.6 million or 23% from the prior year. Core operating earnings were $72.7 million, almost double the $37.3 million for the prior year. The Company reported a net loss for the fiscal year of $194.4 million, compared with a net loss of $166.9 million in the prior year. The fiscal 2007 loss included $85.5 million of asset impairment charges, compared with $32.8 million of such charges in fiscal 2006. Excluding asset impairment and restructuring charges, the net loss was $108.9 million, an improvement of $25.2 million from $134.1 million in the prior fiscal year.
Hayes Lemmerz also significantly strengthened its balance sheet and liquidity during fiscal 2007. Cash from operations, excluding the impact of the Company’s accounts receivable financing programs, rose to $138.4 million, compared with $31.3 million a year earlier. Liquidity was $300 million at year end, an increase of $171 million or 133% over the prior year.
Free cash flow, excluding the impact of accounts receivable financing programs, was a positive $38.3 million compared with a negative $28.9 million a year earlier, an improvement of $67.2 million.
Capital expenditures rose to $102.4 million in fiscal year 2007 (primarily due to expansion programs to drive growth in sales and earnings, with some impact from foreign exchange rates) compared with $70.4 million a year earlier.
“The Company’s geographic, customer and platform diversification efforts have been successful; Hayes Lemmerz now supplies wheels for more than 200 light vehicle platforms worldwide,” Mr. Clawson said. He noted that no single platform accounts for more than 4% of total revenue, and that the Company’s geographic, customer, and platform diversity helped to offset softness in the North American automotive market during the fiscal year and is expected to continue to do so. “We have invested most heavily in markets that are expected to show the strongest growth in the next two years, including India, the Czech Republic, Thailand, Turkey and Brazil,” he said.
“In fiscal 2004, we had sales of $1.4 billion from our Automotive Wheels segment, 31% of which were in the United States. By fiscal 2007, our Automotive Wheels segment had grown 50% to $2.1 billion, with sales in the United States accounting for only 19%,” Mr. Clawson said.
Fourth Quarter Results
For the 2007 fiscal fourth quarter ended January 31, 2008, Hayes Lemmerz reported sales of $529 million, up $87 million or 19.6% from $442 million a year earlier. Adjusted EBITDA for the fourth quarter improved to $40.3 million, a gain of $3.5 million or 9.5% over the year earlier quarter. Core operating earnings for the quarter were $11.0 million, compared with $6.7 million a year earlier. The net loss for the quarter improved to $29.3 million from $62.8 million a year earlier. Free cash flow for the quarter, excluding the Company’s accounts receivable financing programs, which were not used during the quarter, was $29.9 million, compared with an outflow of $27.6 million a year earlier, an improvement of $57.5 million.
Fiscal 2008 Outlook
The Company expects fiscal 2008 sales of $2.1 billion to $2.3 billion, Adjusted EBITDA of $205 million to $220 million, positive free cash flow, and capital expenditures of $95 million to $105 million.
Use of Non-GAAP Financial Information
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. Free cash flow is defined as cash from operating activities minus capital expenditures plus cash from the sale of assets. Management uses free cash flow to identify the amount of cash available to meet debt amortization requirements, pay dividends to stockholders or make corporate investments. Core operating earnings is defined as earnings from operations less asset impairments and restructuring charges, post-emergence chapter 11 related costs, gains and losses on sales of assets, and other special items that are of an infrequent or unusual nature. Core operating earnings is used by management as a non-GAAP financial measure because it is more indicative of operating performance due to exclusion of non-operating, infrequent, or unusual items.
For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to pages 33-35 of the slide presentation accompanying the conference call.
Conference Call
Hayes Lemmerz will host a telephone conference call to discuss the Company’s fiscal 2007 year end financial results on Thursday, April 10, 2008, at 10:00 a.m. (ET).
To participate by phone, please dial 10 minutes prior to the call:
(888) 295-5935 from the United States and Canada
(706) 758-0212 from outside the United States and Canada
Callers should ask to be connected to the Hayes Lemmerz earnings conference call, Conference ID# 33146021.
The conference call will be accompanied by a slide presentation, which can be accessed that morning through the Company’s web site, in the Investor Relations section at http://www.hayes-lemmerz.com/Investor_Relations.html.
A replay of the call will be available from 1:00 p.m. (ET), April 10, 2008, until 11:59 p.m. (ET), April 20, 2008, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID# 33146021.
An audio replay of the call is expected to be available on the Company’s website beginning 48 hours after completion of the call.

Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels and powertrain components. The Company has 24 facilities and over 7,000 employees worldwide.
Forward Looking Statements
This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward- looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; and (8) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars)
(Unaudited)

	Twelve Months, Year Ending
	January 31, 2008	January 31, 2007	January 31, 2006
Net sales	$2,126.7	$1,796.8	$1,726.2
Cost of goods sold	1,917.7	1,637.8	1,584.5

Gross profit	209.0	159.0	141.7
Marketing, general and administration	153.5	125.3	123.1
Amortization of intangibles	10.2	10.2	13.1
Asset impairments and other restructuring charges	85.5	32.8	23.1
Goodwill Impairment	—	—	185.5
Other (income) expense, net	(1.5)	(13.8)	(4.8)

(Loss) earnings from operations	(38.7)	4.5	(198.3)
Interest expense, net	62.2	75.2	64.1
Other non-operating expense	8.5	—	0.8
Loss on early extinguishment of debt	21.5	—	—

Loss before income taxes and minority interest	(130.9)	(70.7)	(263.2)
Income tax expense	29.9	40.2	5.4

Loss before minority interest	(160.8)	(110.9)	(268.6)
Minority interest	21.0	10.6	7.8

Loss from continuing operations	(181.8)	(121.5)	(276.4)

Loss from discontinued operations	(12.6)	(45.4)	(181.1)

Net loss	(194.4)	(166.9)	(457.5)

Loss per common share data
Basic and diluted:
Loss from continuing operations	$(2.25)	$(3.16)	$(7.28)
Loss from discontinued operations	(0.16)	(1.19)	(4.78)

Net loss	$(2.41)	$(4.35)	$(12.06)

Weighted average shares outstanding (in millions)	80.6	38.4	37.9

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(Unaudited)

	Actual	Actual

	January 31, 2008	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$160.2	$38.5
Receivables	305.6	230.7
Other Receivables	48.3	43.2
Inventories	179.1	156.4
Assets held for sale	21.4	165.0
Prepaid expenses and other	12.2	14.6

Total current assets	726.8	648.4

Property, and plant equipment, net	616.8	627.7
Goodwill, intangibles and other long term assets	462.3	415.1

Total assets	$1,805.9	$1,691.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and other notes	$32.9	$27.9
Current portion of long-term debt	4.8	5.6
Accounts payable and other accrued liabilities	372.0	236.3
Liabilities held for sale	8.2	58.5
Other Short Term Liabilities	138.0	115.6

Total current liabilities	555.9	443.9

Long-term debt, net of current portion	572.2	659.4
Pension and other long-term liabilities	405.0	430.0
Minority interest	70.5	56.1
Stockholders’ equity:
Common stock, par value $0.01 per share	1.0	0.4
Additional paid in capital	882.0	678.6
Retained earnings	(928.7)	(733.6)
Accumulated other comprehensive income	248.0	156.4

Total stockholders’ equity	202.3	101.8

Total liabilities and stockholders’ equity	$1,805.9	$1,691.2

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Twelve Months, Year Ending
	January 31, 2008	January 31, 2007	January 31, 2006
Cash provided by operating activities	$107.7	$70.7	$(44.2)

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(102.4)	(70.4)	(86.4)
Purchase of business, net of cash acquired	0.0	0.0	(1.4)
Proceeds from sale of assets	2.3	10.2	15.8
Capital contribution by minority shareholders	0.0	0.4	0.0

Cash used for investing activities	(100.1)	(59.8)	(72.0)

Cash flows from financing activities:
Changes in bank borrowings and credit facility	1.2	1.6	23.7
Bank finance fees paid	(14.8)	(4.0)	(5.2)
Repayment/Proceeds from long term debt	(135.5)	(20.9)	44.7
Dividends paid to minority shareholders	(11.8)	(3.9)	(3.6)
Net Proceeds from issuance of common stock	185.4	0.0	0.0
Call premium on redemption of Senior Notes	(9.0)	0.0	0.0

Cash provided by (used for) financing activities	15.5	(27.2)	59.6

Net cash provided by discontinued operations	92.4	9.9	66.4
Effect of exchange rate changes on cash and cash equivalents	6.2	2.4	(2.5)

Increase in cash and cash equivalents	121.7	(4.0)	7.3
Cash and cash equivalents at beginning of period	38.5	42.5	35.2

Cash and cash equivalents at end of period	$160.2	$38.5	$42.5